Exhibit 11(a)

April 15, 2013

Daily Income Fund

1411 Broadway, 28th Floor

New York, NY 10018

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

You have requested our opinion as to certain matters of Massachusetts law in connection with the filing by Daily Income Fund, a Massachusetts business trust with transferable shares (the “Trust”), of the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, relating to the registration of shares of beneficial interest, par value $.01 per share of various classes of several portfolios (the “Acquiring Portfolios”) of the Trust (the “Shares”) in connection with the proposed acquisition by the Trust on behalf of the Acquiring Portfolios of all of the assets of various classes of several series (the “Acquired Funds”) of High-Mark Funds, a Massachusetts business trust with transferable shares, in exchange for the Shares and the assumption of certain liabilities of the Acquired Funds, all pursuant to Agreements and Plans of Reorganization, the forms of which are included in the Registration Statement (the “Plans”) and as set forth in Exhibit A hereto.

We have examined the Trust’s Agreement and Declaration of Trust dated January 20, 1994, as amended to date (the “Declaration”), the Amended and Restated Bylaws of the Trust, the Registration Statement to be filed with the Securities and Exchange Commission (the “SEC”), the actions of the Trustees to authorize the issuance of the Shares, an Officer’s Certificate of the Trust and certificates of public officials, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as certified copies, which facts we have not independently verified.

Our opinion in paragraph 1 below with respect to the valid existence of the Trust in Massachusetts is based solely on a certificate to such effect issued by the Secretary of State of Massachusetts.

On the basis of the foregoing examination, and in reliance thereon, and subject to the qualifications and limitations contained herein, we are of the opinion that:

1.	The Trust is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust.

2.	The Shares to be issued as contemplated in the Plans have been duly authorized, and, subject to the receipt by the Trust of consideration equal to the net asset value thereof (but in no event less than the par value thereof), when issued in accordance with the Plans, will be validly issued, fully paid and nonassessable shares of the Trust under the laws of The Commonwealth of Massachusetts.

This letter expresses our opinions as to the provisions of the Declaration and the laws of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act, or to federal securities or other laws.

This opinion is limited to the present laws of The Commonwealth of Massachusetts (as such laws are applied by courts located in Massachusetts) and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction.

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

This opinion letter should be interpreted in accordance with the Legal Opinion Principles of the Committee on Legal Opinions of the American Bar Association’s Business Law Section, as published in 57 Business Lawyer 882-884 (February 2002).

This opinion is solely for the benefit of the Trust and its shareholders and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.

We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

SULLIVAN & WORCESTER LLP

Exhibit A

Acquiring Portfolios	Acquired Funds

1. U.S. Treasury Portfolio Investor Select Shares Investor Select Shares Fiduciary Shares	1. 100% U.S Treasury Money Market Fund Class A Class S Fiduciary Class

2. Money Market Portfolio Investor Select Shares Investor Select Shares Fiduciary Shares	2. Diversified Money Market Fund Class A Class S Fiduciary Class

3. U.S. Treasury Portfolio Investor Select Shares Investor Select Shares Fiduciary Shares	3. Treasury Plus Money Market Fund Class A Class S Fiduciary Class

4. U.S. Government Portfolio Investor Select Shares Investor Select Shares Investor Select Shares Investor Select Shares Fiduciary Shares	4. U. S. Government Money Market Fund Class A Class B Class C Class S Fiduciary Class